ALAN R. SWIFT, CPA, P.A.

CERTIFIED PUBLIC ACCOUNTANT AND CONSULTANT

April 3, 2015

Wellesley Capital Management Corp.
Attn: Roland Brenton, President
305 South Andrews Boulevard, Suite 203
Fort Lauderdale, FL 33301

Securities and Exchange Commission
Office of the Chief Accountant
SECPS Letter File
450 5th Street, N.W.
Washington, D.C. 20549

Via E-Mail: SECPSletters@sec.gov

Dear Mr. Brenton:

The letter is to officially confirm that the client auditor relationship between Wellesly Capital Management Group, Inc., Commission File Number (333-151485) and Alan R. Swift, CPA, P.A. has ceased as of December 31, 2013.

From the date of our appointment and through the date of this letter, Wellesly Capital Management Group, Inc. has not filed any reports with the Securities and Exchange Commission (SEC). Due to the inactivity and the uncertainty of when and if Wellesly was going to file any reports with the Securities and Exchange Commission (SEC), we hereby tender our resignation as your auditor of record. Our resignation was not due to any other reason other than the fact that Wellesly Capital Management Group, Inc. ceased filing reports with the SEC.

We wish you the rest of the Wellesly Capital Management Group, Inc. family the best of luck in your future endeavors.

Regards,

Alan R. Swift, CPA

Alan R. Swift, CPA, P.A.
Certified Public Accountants and Consultants

800 VILLAGE SQUARE CROSSING, SUITE 118, PALM BEACH GARDENS, FL 33410
PHONE (561) 656-0818 FAX (561) 658-0245
www.aswiftcpa.com